Exhibit 99.1

Contacts:

Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WCG
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcgworld.com

PDL BioPharma Clarifies $13.00 Cost Basis in Facet Biotech Corporation

INCLINE VILLAGE, NV, March 24, 2010 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that the cost basis for shares of Facet Biotech Corporation (Facet) (NASDAQ:FACT) distributed to PDL stockholders is $13.00, based on the closing price on the first day that Facet traded, December 19, 2008. On December 18, 2008, PDL made a stock distribution of one share of common stock of Facet Biotech Corporation (Facet) for every five shares of PDL common stock.

For federal income tax purposes, the dividend distribution of Facet shares was considered to be a taxable transaction. Provided that the distributing company has sufficient earnings and profits as determined for tax purposes, a taxable stock dividend is generally taxed at the same rate as a cash dividend. However, because PDL paid 2008 distributions in excess of its earnings and profits, only a portion of the Facet stock dividend distribution was characterized as dividend income.

The amount of the distribution in excess of earnings and profits is considered to be a return of basis, to the extent thereof, with any excess being a capital gains distribution. The dividend and non-dividend portions of the stock distribution paid per share of PDL common stock are presented below.

Per Share Data:	Distribution	Dividend	Return of Basis and/or Capital Gains Distribution
Facet Stock Distribution *	$2.60	$0.86	$1.74

*	Based on closing stock price of Facet shares on December 19, 2008 of $13.00 per share for every five shares of PDL or $2.60 per PDL share.

The foregoing is for informational purposes only and is not intended to provide advice nor serve as a substitute for careful tax planning. Investors are urged to consult their own tax advisers regarding the specific tax consequences of the Facet share distribution to them, in light of their own particular circumstances and the effect of potential changes in applicable tax laws.

To ensure compliance with U.S. Internal Revenue Service (the “IRS) Circular 230, investors are hereby notified that: (I) any discussion of U.S. federal tax issues contained or referred to in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the U.S. federal Tax Laws; (II) such discussion is written to support the promotion or marketing of the transactions or matters addressed herein and (III) investors should seek advice based on their own particular circumstances from an independent tax adviser.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

The foregoing statements regarding PDL’s intentions with respect to the cash special dividend payment described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. PDL’s ability to pay the special dividend described above is subject to various risks, many of which are outside its control, including prevailing conditions in the capital markets, the continued strength of its royalty assets and other risks and uncertainties as detailed from time to time in the reports filed by PDL with the Securities and Exchange Commission.

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